Exhibit 10.1

Employment Agreement as of July 1, 2007 between EH Europe GmbH Löwenstrasse 32 8001 Zurich referred to as: “Employer” and Raymond R. Kubis referred to as: “Executive” concerning Employment as Managing Director

1 Function, Scope of Employment and Duties

1.1	Executive is employed for the position and function of the Managing Director of Employer and as President of EnerSys’ operations in Europe, the Middle East and Africa (“EnerSys Europe”). EnerSys is a Delaware corporation with worldwide headquarters located in Reading, Pennsylvania, USA (“EnerSys”). Executive’s functional title shall be “President EnerSys Europe.”

1.2	The duties and responsibilities of Executive include in particular:

a)	overall and daily management and direction of Employer and EnerSys’ operations in Europe, the Middle East and Africa;

b)	implementation of the business policies as determined by EnerSys Management (the “Management”) to realize the purpose of the business of Employer and EnerSys’ operations in Europe, the Middle East and Africa; and

c)	regular reporting to the Management with regard to the course of business and occurrences outside the ordinary course of business.

1.3	Executive shall take on the duties and obligations that are usually involved with his function in accordance with (i) the terms and conditions of this Agreement, (ii) the articles of association of Employer, (iii) the law and (iv) the instructions and directives of the quota-holders of Employer and the Management. Such directives are, in particular, considered to be the Operating Agreement, the business policies as well as directives and instructions of EnerSys.

1.4	Executive shall directly report to the Chief Executive Officer of EnerSys.

1.5	Executive shall carefully perform the work within his responsibility and devote all of his efforts for work and working time to Employer and EnerSys. He shall spend the time which is required for the careful performance of his duties and obligations without being restricted by business working hours.

2 Exclusivity

2.1	During the term of this Agreement, any engagement of Executive in any other or additional employment, occupation or consulting activity, including, but not limited to, activities as advisor, employee, member of a board of directors as well as the exercise of a public office or a function in a professional association, is subject to the prior approval of the Management.

2.2	Executive shall not directly or indirectly invest, contribute or participate in any company which competes with Employer or any subsidiary or affiliate of EnerSys during the term of his employment. This Section 2.2 shall not be violated, however, by Executive’s investments of up to USD 100,000 in the aggregate in one or several publicly traded companies that engage in a Competing Business (as defined in Section 13.3).

2.3	Place of work is Zurich. Executive shall travel as required for the fulfillment of his duties and obligations hereunder.

3 Start of Work, Employment Term

3.1	This Agreement is made with effect as of July 1, 2007 (the “Effective Date”), and replaces the Managing Directorship Agreement between Executive and Hawker Belgium S.A. dated 8 January 2002 (as amended on 1 April 2007) and the Directorship Agreement between Executive and EnerSys Inc. dated 8 January 2002 (collectively, the “Prior Agreements”). Commencement of work is on the Effective Date. As of the Effective Date, the Prior Agreements shall terminate, and none of the parties thereto shall have any rights or obligations thereunder other than those rights and obligations that accrued prior to the Effective Date and those that expressly survive termination.

3.2	This Agreement shall continue for an indefinite term from the Effective Date unless terminated by either Party with notice. The amount of notice required by the terminating party (whether the terminating party is the Employer or the Executive) shall be amount of notice that an employer is required to give an employee under applicable Swiss law.

4 Emolument

4.1	Executive shall be entitled to an annual fixed gross emolument of CHF 545,500 (the “Base Renumeration”). The Base Remuneration shall be split into two (2) amounts: (a) CHF 400,000 of which shall be payable in Switzerland, after deduction of Executive’s withholding taxes, as applicable under applicable laws and regulations, in twelve monthly gross installments of CHF 33,333; and (b) CHF 145,500 of which shall be payable in the United States, after deduction of Executive’s contributions to social security, medicare and 401(k), in twelve monthly gross installments of USD 9,926. Any emolument paid for a period of less than a full month shall be prorated based on the actual number of days elapsed.

4.2	During his employment hereunder, Executive will be entitled to a bonus of up to 60% of the Base Remuneration as provided in the EnerSys Management Incentive Plan, as amended from time to time (the “MIP”). Such amount shall be payable in Switzerland in Swiss Francs, less any contributions or deductions required under applicable law.

4.3	The above emolument compensates for the entire working time necessary for carrying out and performing the duties and obligations of Executive’s position and function.

4.4	Executive will be able to participate in EnerSys 2006 Equity Incentive Plan and any successor plan thereto (the “EIP”) on the same basis as other senior managers of the EnerSys group. Executive acknowledges that all awards granted under the EIP to Executive, if any, are at the sole discretion of the Board of Directors of EnerSys.

5 Allowances

5.1	In addition to his Base Remuneration and the bonus to which he is entitled, Executive shall receive the following allowances:

a)	Relocation Costs: Employer shall bear the reasonable costs for the relocation of Executive from Belgium to Switzerland.

b)	Company Car: Employer will provide or bear the costs of one automobile and reasonable operating expenses for business and personal use for the duration of Executive’s employment in accordance with Employer’s policy as in effect from time to time.

c)	Home Leave: Employer will reimburse Executive and his immediate family (to include children through the age of 25) for the actual cost incurred of two direct round trip air flights (business class in the case of Executive and his spouse; coach class in the case of Executive’s children) between Zurich and either Chicago or Miami during each year of employment. Executive will be responsible for living and other expenses during any home leave.

d)	School Fees: For the duration of the employment hereunder, Employer will reimburse Executive for tuition paid for Executive’s child attending international school. In its sole discretion, Employer may directly pay such tuition to the appropriate international school. Executive acknowledges that his child has 2 years remaining in school.

e)	Tax Preparation: For the duration of the employment hereunder, Employer will provide or bear the costs of tax preparation and consultancy services up to a maximum amount of CHF 15,000 per annum. Upon termination of the employment for any reason other than voluntary resignation by Executive, Employer shall pay one half of the costs of the tax preparation services for the year of termination.

f)	Housing: For the duration of the employment hereunder, Employer will pay Executive a housing allowance in the amount of CHF 5,880 per month.

g)	Cost of Living Adjustment: For the duration of the employment hereunder, Employer will pay Executive a cost of living supplement equal to sixteen percent (16%) of the Base Remuneration, payable in 12 equal monthly payment. Such amount is currently CHF 87,200 or CHF 7,273 per month and is subject to changes in the Base Remuneration.

h)	Income Tax Protection. Except as provided in Section 17, Employer shall not be obligated to gross up for taxes any individual benefit paid to Executive. However, Employer will indemnify Executive for all taxes paid in excess of 30% of Executive’s total compensation hereunder, up to a maximum of CHF 915,000. For purposes of this Clause h), (i) taxes shall include any and all Swiss wealth taxes applicable to Executive but shall exclude (A) all US state income tax applicable to Executive, and (B) taxes on income derived by Executive from sources other than that payable hereunder, and (ii) for clarity purposes, the phrase “total compensation hereunder” shall mean all compensation payable under clauses 4.1, 4.2, and 5.1 a), b), c), d), e), f), g) and i).

i)	Miscellaneous. Employer will provide or bear the costs of a mobile phone and laptop computer with mobile internet connection and reasonable operating expenses for business and personal use for the duration of Executive’s employment in accordance with Employer’s policy as in effect from time to time.

6 Expenses

Employer shall compensate Executive for all expenses arising out of the performance of his duties under this Agreement which are adequately supported by documentation and consistent with the policies of Employer in effect from time to time.

7 Social Security Contributions/Insurances

7.1	For the duration of the employment hereunder, Employer shall provide Executive, his spouse and his daughter Marcia (until Marcia completes International School), with reasonable health and dental insurance in Switzerland. In addition, Executive, at his sole expense, may participate in the EnerSys’ US based health care program.

7.2	Employer will insure Executive against occupational and non-occupational accidents. All costs of such insurance will be exclusively borne by Employer.

7.3	Executive’s contributions to the U.S. social security program shall be deducted from the Base Remuneration and bonus and possible other payments.

7.4	For the duration of his employment, Executive shall be entitled to participate in the EnerSys 401k Plan under the same terms and conditions applicable to other senior managers of EnerSys in effect from time to time.

8 Vacation

8.1	Executive shall be entitled to 25 days vacation per calendar year. Executive shall determine the timing of vacation in accordance with his duties.

9 Disability to Work

9.1	Information of Employer

Executive shall immediately inform Employer if he is unable to work and let Employer know the estimated duration of and the reasons for his inability to work. In the event of illness, Executive shall upon request provide Employer with a medical certificate on his inability to work and the estimated duration of it.

9.2	Continued Payment of Salary

Subject to Section 16.4, if Executive is unable to perform his work due to illness, accident or any other cause through no fault of his own, Employer shall continue to pay the agreed Base Remuneration for a maximum period of 6 months; provided, however, that each such amount shall be reduced (but not below zero) by any salary payments or other amounts by third parties for the said period, particularly under accident or health or medical insurance policies taken out by Employer, shall be on account of Employer’s salary payment obligation.

10 Director’s Liability Insurance

Employer will arrange insurance coverage for Executive against directors’ and officers’ liability arising out of his activities under this Agreement under the insurance policy of EnerSys.

11 Intellectual Property Rights

11.1	All inventions, designs, creations, data, findings, works, computer-programs, marks, methods, documents and the like which Executive solely or jointly with others, makes, conceives or contributes to while performing his tasks and activities hereunder (referred to collectively as the “Results”) belong exclusively to Employer regardless of whether or not Results are protected under applicable laws and regulations. To the extent Employer is not entitled to the rights to Results on the basis of Art. 332 para. 1 CO Executive assigns and transfers any rights to and in connection with Results to Employer. Employer is free to exploit, modify and use such Results at its own discretion. Subject only to Art. 332 para. 4 CO, Executive is not entitled to any additional remuneration for the Results he has made, conceived or contributed to.

11.2	During and after the term of his employment, if reasonably required, Executive will support Employer in the process of patenting inventions or registering other intellectual property rights he made or contributed to during his employment hereunder.

12 Confidentiality / Company Property

12.1	Executive acknowledges that all information and knowledge obtained or developed as a result of, or in connection with, his employment hereunder and which is directly or indirectly related to Employer or other companies within EnerSys, their activities, products, software, techniques, technology and procedures as well as all related intellectual property rights are extremely valuable and confidential. All such information and rights shall vest and remain with Employer or the related company within EnerSys, and Executive shall, upon request and the expense of Employer, promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in Employer or the related company within EnerSys, fully and completely, all rights created or contemplated by this Section.

12.2	Executive agrees and undertakes not to disclose, publish or make available to any third party, during his employment and at any time after the termination thereof, any such knowledge or information without the prior written consent of Employer; provided, however, that this Section 12.2 shall not apply to information and knowledge that is in the public domain, unless such information or knowledge is in the public domain as a result of action by Executive in violation of this provision.

12.3	Furthermore, Executive shall be bound, both during this employment hereunder and afterwards not to perform or take part in any act of unfair competition.

12.4	Executive must keep in safe custody any commercial and technical documents and equipment of Employer and EnerSys and shall return it to Employer when requested, at the latest at the end of this Agreement, and without keeping any copies. Wherever copies cannot be surrendered to Employer (e.g. digital copies, data carriers or the like) such copies must be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested by Employer.

13 Prohibition to Compete and to Solicit

13.1	Due to the fact that in his function Executive has access to the clientele and to the manufacturing and business secrets of Employer and EnerSys, he undertakes, during the term of this Agreement and for two (2) years after its termination, to refrain from engaging in any Competing Business (as hereinafter defined) in Switzerland, the European Union and any other country or territory in which Employer or EnerSys have business activities at the date of termination of the employment or had such in the twelve months preceding the termination of the employment, and not to solicit employees of Employer or any other company of EnerSys for his own business or the business of any third parties.

13.2	In particular, Executive undertakes:

•

not to participate, directly or indirectly, financially or otherwise, in any Competing Business; it being agreed, however, that this Section 13 shall not be violated by Executive’s investment of up to USD 100,000 in the aggregate in one or several publicly traded companies that engage in a Competing Business;

•	not to be active, fully or partially, for or in a Competing Business, be it as a director, officer, partner, employee, representative, agent, adviser or otherwise;

•	not to directly or indirectly establish a Competing Business;

•

not to directly or indirectly solicit or employ any person who is, or was during the then most recent twelve month period, an employer, officer or director, representative or agent of Employer or any other EnerSys company or in any other way enter into an agreement with such persons for the benefit of himself or a third party.

13.3	For the purpose of this Agreement a Competing Business means a business or enterprise (other than Employer or any company within EnerSys) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of:

a)	motive-power batteries and chargers (including, without limitation, batteries and chargers for industrial forklifts trucks, golf carts, floor sweepers and other materials handling equipment); and/or

b)	stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other uninterruptible power supplies); and/or

c)	any Aerospace and Defense product or other product Employer or EnerSys is now or at the time of termination makes or is researching, acquiring or developing.

Competing Business also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

14 Infringement of Non-Compete and Non-Solicitation Provision

14.1	Executive is aware and acknowledges that a violation of the obligations as set out in Section 13 may seriously damage Employer and EnerSys. If Executive violates the obligations, Employer therefore has the right to forbid Executive to start or continue activities which are contrary to his non-competition obligation, and may, in particular, force Executive to abandon the new occupation (specific performance, “Realexekution”). Furthermore, the two years non-compete period shall be extended by the time of any period of non-compliance.

14.2	Employer has the right to claim for any damage that has been caused by violations of these obligations.

14.3	Payment of damages does not release Executive from his obligations of non-competition and non-solicitation as set out in Section 13.

15 Data Protection

15.1	Executive acknowledges and agrees that Employer may store, transfer, change and destroy all of his personal data in connection with this Agreement. He particularly acknowledges and agrees that Employer has the right to transfer any of his data to other companies of EnerSys in Switzerland or abroad, including, but not limited to, the US.

16 Termination Payments

16.1	Termination by Employer without Cause / by Executive for Good Reasons

16.1.1	General

Subject to Sections 16.1.2; 16.1.3 and 16.4, if the employment is terminated by Employer without Cause (as defined below) or if Executive terminates the employment for Good Reason (as defined below), Employer shall, subject to Executive executing a general release of claims against Employer and its affiliates (including, without limitation, EnerSys and its direct and indirect subsidiaries) in a form reasonably acceptable to the Employer, pay to Executive the following amount (the “Termination Payments”):

a)

For a period equal to two years from the date of termination (or, if less than two years remain until Executive’s 65th birthday, for the period from the date of termination until the Executive’s 65th birthday) (the “Payment Period”), Employer shall continue to pay Executive the Base Remuneration (as defined in Section 4.1 above), at the rate in effect on the date of such termination, at such intervals as the same would have been paid had Executive remained in service of Employer.

b)	For the fiscal year in which such termination occurs (the “Termination Year”) and for each whole fiscal year following the Termination Year included in the Payment Period, Employer shall pay Executive an amount equal to the average of the bonus paid to Executive pursuant to Section 4.2 above for the two fiscal years preceding the Termination Year (including, if applicable, the bonus earned under the agreements referred to in Section 3.1 above), which amount shall be payable at the time annual bonuses are paid to EnerSys executives.

c)	For the partial fiscal year, if any, immediately preceding the end of the Payment Period, Employer shall pay Executive a Pro Rata Portion (as defined in Section 16.5 below), through and including the last day of the Payment Period, of the amount provided for in paragraph (b) above for the whole fiscal years included in the Payment Period. Such Pro Rata Portion shall be payable at the time all bonuses are paid to EnerSys executives generally, but in any event no later than 75 days following the end of the fiscal year in which the Payment Period ends.

d)	During the Payment Period, Executive and his beneficiaries shall remain eligible to participate, on the same terms and conditions as apply from time to time to the EnerSys’ executive officers generally, in all employee welfare benefit plans or programs (including health, disability and life insurance programs but excluding any vacation and severance programs); provided, however, that this obligation on part of Employer shall cease at such time Executive becomes eligible to participate in comparable programs for another company; and provided, further, that Employer reserves the right to alter or discontinue specific benefit plans or programs as long as Employer continues to provide substantially similar benefits to Executive in accordance with this Section 16.1.1d).

e)	Employer will reimburse Executive for documented reasonable costs of relocating him and his family and the entire reasonable personal effects to a single location in the United States, but only if such costs are incurred within nine months after the date of termination and only to the extent that another company does not directly or indirectly bear such relocation costs on his behalf.

Except as set forth in the MIP and the applicable award agreement thereunder, Executive shall have no further right to receive any other compensation or benefits from Employer or any company of EnerSys after termination of this Agreement. Executive’s rights following termination of this Agreement in any awards under the MIP will be exclusively determined in accordance with the MIP and the applicable award agreement.

16.1.2 Conditions Applicable to Termination Payments

If, during the Payment Period, Executive starts to be engaged in a Competing Business (as defined in Section 13.3) and/or breaches any of its obligations under Section 11 to 14 above, Employer may, upon written notice to Executive, cease to make any further Termination Payments.

16.1.3	Death during the Payment Period

In the event of Executive’s death during the Payment Period, the Termination Payments shall continue to be made during the remainder of the Payment Period to the beneficiary designated in writing for this purpose by Executive or, if no such beneficiary is specifically designated, to Executive’s estate.

16.2	Termination for Cause; Voluntary Resignation

If the Employment Agreement is terminated by Employer for Cause or if Executive voluntarily terminates other than for Good Reason, Executive shall not be entitled to receive any portion of the Termination Payment. Executive shall have no right to receive any other compensation or benefits from Employer or any other company of EnerSys except as set forth in the MIP and the applicable award agreement thereon.

16.2.1	Cause

Termination for “Cause” shall mean termination of the employment because of any of the following:

a)	any reason entitling Employer to terminate the Agreement without notice pursuant to Art. 337 et seq. of the Swiss Code of Obligations (“CO”);

b)	commission of any felony or other crime involving moral turpitude;

c)	knowing and intentional fraud;

d)	any act or omission that is material injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Employer or any other subsidiary or affiliate of EnerSys, unless Executive believed in good faith that he was acting in the best interest of Employer and EnerSys; and/or

e)	willful and continue failure or refusal of Executive to substantially perform the duties required of him as a director other than by reason of physical or mental incapacity;

provided, however, that, except for cases in which Employer is entitled to terminate the Agreement without notice pursuant to Art. 337 et seq. CO, if any such Cause relates to Executive’s obligations under this Agreement, such termination shall not constitute Cause unless Employer shall have given Executive notice of its intention to terminate and of the ground for such termination within 90 days of such event, and Executive has not, within 20 days following receipt of such notice cured such Cause to the reasonable satisfaction of Employer, and Employer terminates this Agreement to the next possible termination date.

16.2.2	Good Reason

For the purpose of this Agreement, “Good Reason” shall mean any of the following (without Executive’s prior written consent):

a)	any reason entitling Executive to terminate the Agreement without notice pursuant to Art. 337 et seq. CO;

b)	any decrease in Executive rate of Base Remuneration (as defined above) other than in connection with repatriation to the United States;

c)	a material diminution of the authority, responsibilities or positions of Executive from those set-forth above;

d)	Employer requiring Executive to relocate from Zurich, Switzerland except, with 90 days prior notice and an undertaking to pay reasonable relocation expense, to another location in Western Europe;

provided, however, that, except for cases in which Executive is entitled to terminate this Agreement pursuant Art. 337 et seq. CO, none of the foregoing events or conditions shall constitute Good Reason, unless (i) Executive gives Employer written notice of his objection to such event or condition within 90 days of the occurrence of such event or condition, (ii) Employer does not correct or cure such event or condition within 20 days within its receipt of such notice and (iii) Executive terminates his employment to the next possible termination date.

16.3	Mitigation and Offset

Executive shall not be required to mitigate the amount of any payment provided for in Section 16.1 by providing services to any third party, but the amount of any payment provided for in Section 16.1 (other than any amount that hat accrued through to Executive’s date of termination) shall be reduced, (but not below zero) by (i) any compensation earned (including amounts deferred) from a subsequent employer and (ii) any appreciation realized or accrued on equity or equity-linked securities of a subsequent employer by Executive, in both such cases as a result of providing services (whether as an employee, consultant, advisor, independent contractor, founder, partner, shareholder, option holder, warrant holder or board member or in any other capacity) to any party or entity during the Payment Period. Executive shall promptly notify Employer in writing of any such arrangement during the Payment Period and will cooperate fully with Employer in determining the amount of any reduction on amounts otherwise payable under Section 16.1.

16.4	Death and Disability

16.4.1	In the event the employment hereunder is terminated as a result of Executive’s death or Disability, Employer shall pay to Executive (or his estate, as applicable) (i) the Base Remuneration through the date of termination and (ii) a Pro Rata Portion (through and including the date of termination) of the bonus to which Executive would be entitled pursuant to this Agreement during the year in which the employment was terminated, payable at the time bonuses are generally paid to EnerSys executives, provided, however, that each such amount shall be reduced (but not below zero) by any salary payments or other amounts by third parties for the said period, particularly under accident or health or medical insurance policies taken out by Employer, shall be on account of Employer’s salary payment obligation.

16.4.2	For the purpose of this Section, disability means a physical or mental disability or infirmity of Executive, as determined by a physician of recognized standing selected by Employer, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of Executive’s duties for a continuous period of 180 days, or for 180 days during any 12-month period.

16.5	Pro Rata Amounts

Whenever this Agreement calls for payment of a “Pro Rata Portion” or a referenced amount, such a pro rata amount shall be calculated on the basis of (i) the number of days in the partial fiscal year up to and including the day as of which the amount is to be calculated, divided by (ii) 365.

17 Certain Additional Payments by Employer

17.1	Gross-Up Payments

In the event it shall be determined that any payment or distribution by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 17 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax being referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

17.2	Gross-Up Payment Calculation

Subject to the provisions of Section 17.3, all determinations required to be made under this Section 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s independent certified public accountants (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 17, shall be paid by Employer to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 17.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

17.3	Claim by the IRS

Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprize Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

a)	give Employer any information reasonably requested by Employer relating to such claim;

b)	take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

c)	cooperate with Employer in good faith in order effectively to contest such claim; and

d)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 17.3, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

17.4	Entitlement to Refund

If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 17.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 17.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

18 Amendments to Agreement, Applicable Law, Jurisdiction

18.1	Any amendments or additions to this Agreement must be in writing.

18.2	Should any one or more provisions of this Agreement be or become invalid, the other provisions shall not be affected. Invalid provisions shall be substituted with provisions which are most closely in line with the intended purpose.

18.3	This Agreement shall be governed by the internal laws of Switzerland.

18.4	Any disputes arising out of this Agreement shall be submitted to the courts at the domicile or seat of the defendant or at the place where Executive usually carries out his work.

Employer:

, this

EH Europe GmbH

Name:	Name:

Executive:

, this

Raymond R. Kubis